UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3141189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 001-38499) on May 17, 2018 (the “Original Form 8-A”), by Essendant Inc., a Delaware corporation (the “Company”). The Original Form 8-A is incorporated herein by reference.

On May 29, 2018, the Company and Equiniti Trust Company, as Rights Agent (the “Rights Agent”) under the Rights Agreement, dated as of May 17, 2018, between the Company and the Rights Agent (the “Rights Agreement”), entered into Amendment No. 1 to the Rights Agreement (“Amendment No. 1”). Amendment No. 1 amends the definition of “Exempt Person” to provide that (i) the relevant time for purposes of determining whether a person or group of affiliated or associated persons is an “Exempt Person” is midnight at the end of May 17, 2018, New York City time and (ii) the definition of “Exempt Person” applies to all persons or groups of affiliated or associated persons who, as of midnight at the end of May 17, 2018, New York City time, beneficially owned 10% or more of the outstanding shares of common stock of the Company.

The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by the complete text of Amendment No. 1, a copy of which is attached as Exhibit 4.2 and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of May 17, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit A thereto, the form of Rights Certificate, as Exhibit B thereto, and the form of Summary of Rights to Purchase Preferred Stock, as Exhibit C thereto). (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 17, 2018. Commission File No. 0-10653.)

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 29, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 30, 2018. Commission File No. 001-38499.)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of May 17, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent (including the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit A thereto, the form of Rights Certificate, as Exhibit B thereto, and the form of Summary of Rights to Purchase Preferred Stock, as Exhibit C thereto). (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 17, 2018. Commission File No. 0-10653.)

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 29, 2018, between Essendant Inc. and Equiniti Trust Company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on May 30, 2018. Commission File No. 001-38499.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ESSENDANT INC.

Date: May 29, 2018	/s/ Brendan McKeough
Brendan McKeough Senior Vice President, General Counsel and Secretary